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                                                                    Exhibit 23.7


                       CONSENT OF NEEDHAM & COMPANY, INC.



         We hereby consent to the inclusion in the Proxy Statement of Vivid Technologies, Inc. and Prospectus of PerkinElmer, Inc. ("Proxy Statement/Prospectus") forming part of this Registration Statement on Form S-4 of our opinion dated October 4, 1999 to the Board of Directors of Vivid Technologies, Inc. attached as Annex D to the Proxy Statement/Prospectus and to the references to our opinion under the captions "Summary -- Opinion of Financial Advisor to Vivid" and "The Merger--Background of the Merger,"
" -- Vivid's Reasons for the Merger; Recommendation of the Board of Directors of Vivid," and " -- Opinion of Financial Adviser to Vivid." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.




                                          /s/ NEEDHAM & COMPANY, INC.

                                          Needham & Company, Inc.



November 23, 1999